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The following is the Google Diversity Annual Report for 2019, which was published on https://diversity.google/annual-report

Google Diversity Annual Report 2019

Content Introduction 3 A quick note about our methodology 5 This year’s data 6 Hires 7 Attrition index 10 Workforce representation 13 Leadership representation 15 New demographic data 17 Inclusion 18 Business & product inclusion 18 Product area highlights 19 Community inclusion 22 ERGs (Employee Resource Groups) 28 What would it take? 30 Conclusion 32 GOOGLE DIVERSITY ANNUAL REPORT 2019 03

Introduction Google’s mission is to organize the world’s information and make it universally accessible and useful. When we say we want to build for everyone, we mean everyone. To do that well, we need a workforce that’s more representative of the users we serve. Diversity, equity, and inclusion are business imperatives for Google. They improve outcomes for our employees, our products, and our users. That’s why we are building on last year’s enhanced strategy, with clear lines of accountability for Google’s leaders. We are committed to a set of goals to increase workforce representation and to create a more inclusive culture. It’s been five years since we published our first Diversity Annual Report in 2014. Since then, we’ve used this report to show progress towards a more representative workforce, and share both what we’ve learned along the way and our commitments moving forward. We’ve also heard from our employees—loud and clear—that this work is more important than ever. Each year we endeavor to provide greater data transparency. In 2019 for the first time we are publishing data from employees who have chosen to self-identify as LGBTQ+ or as having a disability. We are also looking at the experience of those who have served in the military, as we recognize their unique needs and skills. In 2018 we began to include hiring and attrition data, in addition to U.S. intersectional representation data (cut by categories combining race and gender). This year we are expanding our intersectional view to include hiring and attrition data. As we reflect on the last five years, here are three things we’ve learned: 1. Systemic change is sustainable change Even incremental progress in hiring, progression, and retention is hard-won. Only a holistic approach to these issues will produce meaningful, sustainable change. We must continue our work to expand the talent pool externally, and improve our culture internally, if we want to create equitable outcomes and inclusion for everyone. 2. Data powers progress We believe that data is an important catalyst for change and indicator of progress—that’s why we publish this report. In order to provide greater insight into hiring, progression, and GOOGLE DIVERSITY ANNUAL REPORT 2019 04 retention trends within teams, we share departmental representation data with our most senior leaders. In 2019 we’ve expanded the data and will share it with our entire leadership team. 3. Leadership accountability matters Progress accelerated this past year, in part because Google’s leaders share responsibility for a company-wide goal to foster a representative and inclusive workplace for everyone. We work with numerous Employee Resource Groups, driven by passionate employees across our workforce, to improve both the experience of underrepresented groups at Google and our products that impact billions of people globally. Before we dive into the data, we want to take a moment to thank the thousands of employees who champion this work and help make meaningful progress towards a more representative and inclusive workplace. Your work matters, and we are deeply appreciative. Danielle Brown Melonie Parker Vice President, Global Director of Diversity, Employee Engagement Equity & Inclusion GOOGLE DIVERSITY ANNUAL REPORT 2019 05

A quick note about our methodology In last year’s Diversity Annual Report, we only counted multiracial people in a single category, which doesn’t fully represent their identity. This year, we now count multiracial people as a member of all the racial categories they identify with1. As a result, some numbers have changed even though the story they tell has stayed the same. To see all the data in this report displayed using last year’s methodology, please refer to pages 43—46 below. All race and ethnicity data is for the U.S. only. This year’s report expresses gender in a binary form as men/women. We have started to collect data on non-binary employees, which is included in the new demographic data section. We look forward to improving this data collection so in future we’ll have a more inclusive representation of gender. All gender data, unless otherwise stated, is global. 1 The previous methodology aligns with the requirements defined by the U.S. Equal Employment Opportunity Commission, and we will continue to use their methodology on Google’s EEO-1 form. In the previous system “Black,” for example, includes anyone identifying as having two Black parents whereas a person who identifies as having one Black parent and one White parent is not included in either category (and instead placed in “Two or more races” category). The new system used in this report is called the “plus system” because multiracial people are “plussed in” to each racial category they identify with. GOOGLE DIVERSITY ANNUAL REPORT 2019 06

This year’s data Hires We saw hiring gains for women, Black+ and Latinx+ groups. Hiring is a critical indicator of future trends, so we’re encouraged by this momentum and will continue to invest in this area. Hires GENDER (GLOBAL) RACE/ETHNICITY (U.S.) 33.2% 43.9% WOMEN ASIAN+ 4.8% BLACK+ 66.8% MEN 6.8% LATINX+ 1.1% NATIVE AMERICAN*+ 48.5% WHITE+ * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Our hiring of women rose to 33.2% (+1.9 ppts) globally and to 34.9% (+4.5 ppts) in the U.S.; this is one of the biggest increases for any underrepresented group. In the U.S., Black+ and Latinx+ hires increased to 4.8% (+0.7 ppt) and 6.8% (+0.5 ppt), respectively. The proportion of hires that are Native American, Alaska Native, Native Hawaiian, and Pacific Islander (abbreviated throughout as “Native American+”) increased to 1.1% (+0.3 ppt). GOOGLE DIVERSITY ANNUAL REPORT 2019 07

Intersectional hiring RACE/ETHNICITY (U.S.) WOMEN MEN 43.9% ASIAN+ 15.6% 28.3% 4.8% BLACK+ 2.2% 2.6% 6.8% LATINX+ 2.7% 4.1% 1.0% NATIVE 0.5% 0.5% AMERICAN+* 48.5% WHITE+ 16.2% 32.3% * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Examining gender data at the intersection of race, we see that Asian+ and White+ women hires increased the most year-over-year, to 15.6% (+1.4 ppts) and 16.2% (+1.8 ppts) respectively. At the same time, Black+ women hires increased to 2.2% (+0.8 ppt), Latinx+ women hires increased to 2.7% (+0.7 ppt), and Native American+ women hires increased to 0.5% (+0.3 ppt). Tech hires Our focus on hiring more women in tech is having meaningful results. In 2018, global women tech hires increased to 25.7% (+1.1 ppts), continuing the positive trend we’ve seen since 2015. In this four-year period, women tech hires have increased from 22.1% to 25.7% (+3.6 ppts). We also saw solid progress in Black+ and Latinx+ tech hires: Latinx+ tech hires increased to 5.3% (+0.4 ppt), and Black+ tech hires increased to 2.8% (+0.2 ppt). Both Black+ and Latinx+ tech hiring have increased since last year and are contributing to gains in representation. GOOGLE DIVERSITY ANNUAL REPORT 2019 08

Non-tech hires Hiring rates for women in non-tech were particularly positive. Globally, women hires increased to 47.2% (+3.3 ppts). In the U.S., women hires increased to 51.6% (+6.4 ppts) —the single biggest year-over-year shift for any underrepresented group within this data set. Hiring rates for other underrepresented groups in non-tech were also largely positive in 2018. Native American+ hires increased to 1.6% (+0.5 ppt)—more than double the increase in 2017. Black+ non-tech hires increased to 9.2% (+0.8 ppt)—quadruple the progress made in 2017. The proportion of Latinx+ hires decreased slightly to 10.2% (-0.2 ppt). Leadership hires While overall representation of women in leadership increased (see workforce representation section below), the proportion of women leadership hires decreased. Our women leadership hires decreased to 25.9% (-3.5 ppts) globally, and to 26.0% (-2.4 ppts) in the U.S. This is an area we are prioritizing in 2019 by ensuring all leadership searches include candidates representative of the available talent pool. We’re expanding outreach to women leaders in Europe and Asia, and doubling the number of focused leadership events for women globally. Latinx+ leadership hires increased to 5.1% (+0.8 ppt), while Black+ leadership hires decreased to 3.6% (-2.1 ppts). Similar to the measures above, we are looking to increase Black+ and Latinx+ leadership hires by matching the available talent pool. We also continue to deepen relationships with Black and Latinx executives and professional associations outside Google. Examining leadership hiring trends at the intersection of race and gender, we see that Latinx+ women leadership hires increased to 3.1% (+2.4 ppts). Asian+ women leadership hires decreased to 7.1% (-2.8 ppts), and Black+ women leadership hires decreased to 0.5% (-1.6 ppts). Asian+ men leadership hires increased to 25.5% (+7.8 ppts), while the proportion of leadership hires among men of all other racial groups decreased. GOOGLE DIVERSITY ANNUAL REPORT 2019 09

Attrition index Attrition rates indicate how many employees leave a company annually. Last year, we shared a weighted attrition index for the first time, to understand which demographic groups leave Google at higher or lower rates than average. The average overall Google attrition rate is represented by 100, and weighted attrition rates for each demographic group are scaled up or down accordingly. This year’s attrition index shows some notable year-over-year trends: • On average, women are less likely to leave Google—a pattern that is even stronger for women in tech roles. In 2017, women were 6% less likely to leave Google vs. the average; in 2018, they were 10% less likely to leave than the average. • We saw improved attrition rates for Google’s employees of color in the U.S. compared to previous years (with the exception of Native American+ employees). • Attrition rates for Black+ employees improved, bringing them closer to the average. However, the group with the highest attrition rate at Google remains Black+. • The already-low attrition rate for Asian+ employees moved even further below the Google average. • Attrition rates for Latinx+ employees improved but remained above average. These improvements (both for Black+ and Latinx+ employees) are more pronounced in tech. Attrition index by gender GENDER (GLOBAL) 90 WOMEN 104 MEN OVERALL GLOBAL ATTRITION = 100 GOOGLE DIVERSITY ANNUAL REPORT 2019 10

Attrition index by race/ethnicity RACE/ETHNICITY (U.S.) 81 ASIAN+ 112 BLACK+ 106 LATINX+ 104 NATIVE AMERICAN*+ 110 WHITE+ OVERALL U.S. ATTRITION = 100 * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards When we examine U.S. attrition data at the intersection of race and gender, we see that: • The greatest improvements in attrition were for Black+ employees. This was largely driven by Black+ men who saw improvements across both tech and non-tech roles. • The lower-than-average attrition rate for women held across all racial groups except for Native American+ employees. • In tech, we saw large improvements for Black+ and Latinx+ women with attrition shifting from well above the Google average to well below the Google average. • Outside tech, we see a lower-than-average attrition rate for women in all racial groups. GOOGLE DIVERSITY ANNUAL REPORT 2019 11

Intersectional attrition index RACE/ETHNICITY (U.S.) WOMEN MEN ASIAN+ 71 87 BLACK+ 92 125 LATINX+ 90 113 NATIVE AMERICAN+* 112 104 WHITE+ 94 117 OVERALL U.S. ATTRITION = 100 * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Our focus on retaining underrepresented talent drove progress, and we’re pleased to see improvement here. We also recognize the value of an intersectional approach as we consider the best way to achieve fair outcomes across groups. We’ll continue to focus on achieving equitable attrition outcomes by creating an inclusive culture where all employees can thrive. GOOGLE DIVERSITY ANNUAL REPORT 2019 12

Workforce representation Now that we’ve looked at who joined Google and who left Google in 2018, let’s take a look at where our workforce representation stands overall. Because representation is a function of hiring, progression, and retention, our strategy focuses on measurable goals, focused talent development, and an inclusive culture. Women make up 31.6% and men make up 68.4% of our global workforce. In the U.S., 54.4% of our workforce is White+, 39.8% is Asian+, 3.3% is Black+, 5.7% is Latinx+, and 0.8% is Native American+. Workforce representation GENDER (GLOBAL) RACE/ETHNICITY (U.S.) 31.6% 39.8% WOMEN ASIAN+ 3.3% BLACK+ 68.4% MEN 5.7% LATINX+ 0.8% NATIVE AMERICAN*+ 54.4% WHITE+ * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Representation of women in our global workforce increased by 0.7 ppt year over year. In the U.S., representation of Black+, Latinx+, and Asian+ employees increased by 0.3 ppt, 0.4 ppt, and 1.7 ppts, respectively, while the representation of Native American+ employees remained stable and representation of White+ employees, our largest racial demographic group at Google, decreased. The shifts in gender representation were most notable in tech, whereas increases in race/ethnicity representation were more notable in non-tech. GOOGLE DIVERSITY ANNUAL REPORT 2019 13

In tech, representation for women increased to 22.9% (+1.5 ppts) globally. In non-tech, representation for women increased slightly to 50.7% (+0.5 ppt) in the U.S. and to 47.9% (+0.1 ppt) globally. Intersectional workforce representation RACE/ETHNICITY (U.S.) WOMEN MEN 39.7% ASIAN+ 13.3% 26.4% 3.3% BLACK+ 1.4% 1.9% 5.8% LATINX+ 2.0% 3.8% 0.8% NATIVE 0.3% 0.5% AMERICAN+* 54.5% WHITE+ 15.7% 38.8% * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Representation of women in all racial groups in the U.S. increased in 2018, with the exception of Native American+ women. Representation of Asian+ women increased the most, by 0.8 ppt. Looking at U.S. data intersectionally, representation of Black+ and Latinx+ women is 1.4% and 2.0%, respectively. Representation of Native American+ women is 0.3% . Representation of White+ women is 15.7%, and of Asian+ women is 13.3% . Representation of Black+ and Latinx+ men increased to 1.9% (+0.1 ppt) and 3.8% (+0.2 ppt) respectively. Representation of Native American+ men remained at 0.5% (flat). Representation of Asian+ men increased to 26.4% (+0.7 ppt). GOOGLE DIVERSITY ANNUAL REPORT 2019 14

Leadership representation

We made progress in our leadership ranks, especially with regard to women. Although our women leadership hires decreased (see leadership hiring section above), the proportion of women in leadership overall increased; this is a sign our progression efforts are working.


Leadership representation
GENDER (GLOBAL)
26.1%
WOMEN
73.9%
MEN
RACE/ETHNICITY (U.S.)
28.9%
ASIAN+
2.6%
BLACK+
3.3%
LATINX+
0.7%
NATIVE AMERICAN*+
66.6%
WHITE+

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

Globally, women hold 26.1% of Google's leadership positions (+0.6 ppts). In the U.S., women hold 26.4% of Google's leadership positions (+1.1 ppts). Over the last five years, the percentage of women in leadership globally has increased from 20.8% to 26.1% (+5.8 ppts). Within the U.S., leadership representation is 2.6% for Black+ (+0.2 ppt) and 3.3% for Latinx+ (+0.6 ppt) employees. We made gains across underrepresented leadership through external hiring as well as internal development, progression, and retention of talented employees.

GOOGLE DIVERSITY ANNUAL REPORT 2019 15

Intersectional leadership representation


RACE/ETHNICITY (U.S.)
WOMEN
MEN
29.0%
ASIAN+
8.1%
20.9%
2.6%
BLACK+
1.1%
1.5%
3.3%
LATINX+
1.3%
2.0%
0.7%
NATIVE AMERICAN+*
0.4%
0.3%
66.6%
WHITE+
16.5%
50.1%

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

GOOGLE DIVERSITY ANNUAL REPORT 2019 16

New demographic data To date we’ve reported race data for our U.S. workforce and binary gender data for our global workforce. For U.S. government reporting purposes, we are required to provide binary gender data. However, for the first time, we have introduced a non-binary self-ID approach for gender data. We are also publishing data voluntarily provided by employees along the lines of disability status, LGBTQ+, gender identity, and military experience. We did not collect data where it is expressly prohibited by local law or would put our employees’ safety at risk. While we’re encouraged that 39% of employees have chosen to self-ID thus far, we’re also conscious that this is not representative of our entire workforce. Of the 39% of global employees who have self-identified, we know that: 8.5% 7.5% 5.2% <1% self-identified as self-identified as self-identified as <1% self-LGBQ+ and / or having a disability being, or having identified as Trans+ been, members of non-binary2 the military We look forward to improving our data collection so that we’ll have a better picture of our workforce in 2020.3 2 For the purposes here, “non-binary” is an umbrella term used by people who experience their gender identity and/or gender expression as falling outside the categories of man and woman or as wholly different from these terms. While some transgender people are non-binary, other transgender people have a gender identity that is man or woman. Adapted from : GLAAD Media Reference Guide. 3 We realize that the percentage of people who self-ID from these groups may decrease in the future as more employees complete our voluntary survey. This is because underrepresented groups may have been more likely than majority groups to self-identify in the early phases of the data collection campaign. GOOGLE DIVERSITY ANNUAL REPORT 2019 17

Inclusion Business and product inclusion When communities are underrepresented in our workforce, they can be underserved by our products. Business and product inclusion is the intentional practice of designing products and services for a diverse range of consumers and communities by better understanding their unique needs. The goal is better user experience and accelerated business growth. Around the world, Google engineers, designers, and marketers are working to understand the needs of communities who have been underrepresented in tech. From Google’s Pixel Camera, to embracing equity in Google’s global support services, we are making sustained efforts to drive inclusion by design. On our largest campuses (Mountain View and New York), we offer inclusive design and engineering training as part of the onboarding curriculum for new tech hires. And all employees around the world can participate in inclusive product testing. For example, proactive stress-testing of Google Assistant with members of Employee Resource Groups led to extremely low user complaints following launch. We also work with external partners to improve our products for everyone. For example, our Digital Coaches host workshops as part of the Grow with Google program, working with minority- and women-owned businesses that are part of Google’s Supplier Diversity program. They collect user feedback on products from communities to help inform how we design our products with inclusion in mind. In 2018, Google spent $400 million with businesses owned by people from underrepresented groups4. We also offer online crowdsourcing platforms to encourage anyone anywhere to help improve the inclusivity of Google’s products. For example, Project Respect helps create more inclusive artificial intelligence (AI) algorithms, in line with our AI Principles. And at Accelerate with Google we “open source” best practices, guidance, and research on inclusive design. Bringing an inclusive lens to the design process for all our products is what it means to be user-centric. These examples show how our teams build with everyone for everyone. 4 Certified minority-, women-, LGBTQ-, disabled- and veteran-owned businesses. GOOGLE DIVERSITY ANNUAL REPORT 2019 18

Product area highlights Bringing product inclusion to life Senior Vice President Hiroshi Lockheimer leads the team responsible for some of Google’s largest platforms used by billions of people every day—including Android, Chrome, Google Play, and Photos. Hiroshi’s team has started to build Product Inclusion guidelines into their design process. The guidelines prompt product managers, researchers, and UX designers to question whether their products are inclusive of diverse users. For example, the guidelines encourage diverse training data for ML (machine learning), and conducting user research across a diverse set of races, ethnicities, abilities, ages, genders, geographical locations and other dimensions of diversity. After carrying out several pilots within Android and Communications products, this year the Product Inclusion guidelines are being rolled out more widely. Hiroshi explains, “our products have to meet billions of different needs, and we can’t succeed without inclusive products designed for all users, no matter who they are or where they come from. Inclusive design should be a guiding principle because, apart from anything else, it results in better products. With Google’s Pixel camera, for example, we intentionally think about how we can design the technology to take better pictures for all skin tones and shades. This will lead to a better camera for everyone.” “I care passionately about our products. And I care even more about the people who build our products, and the people who use our products. Having a systemic approach to Product Inclusion helps Google build better products for more people. Diversity is a business solution.” GOOGLE DIVERSITY ANNUAL REPORT 2019 19

Bridging the digital divide Ki Kuehn is VP of Google’s Users and Products team (gUP), which helps our 3 billion users get the most out of our products. Her team works directly with product teams around the globe to support Google’s consumer products ecosystem, enabling 300+ launches each year for 90+ products, in 120 languages, across 21+ product areas. They also spend a lot of time thinking about the digital divide and how to bridge gaps in internet access and usage. One way they do this is by getting more people online. Ki’s team partners with the Next Billion Users (NBU) user experience team to understand how best to localize content in emerging markets. The team now prioritizes (1) simple and accessible language; (2) easy-to-follow onboarding videos; and (3) discoverability of privacy settings. They include this as part of every launch for NBU products like Google Station—a platform that offers Wi-Fi in public places—to make the internet easily accessible in more locations. Ki’s team also works hard to ensure that products and support materials are built for everyone. Project Goliath, for example, aims to make gendered languages like Hebrew more inclusive for women. The goal is to make everyone feel equally welcome online. gUP also launched a study comparing how women and men in India get support for their technology products. Not surprisingly, they found that women use Google products and support services less than men. Based on the findings, they’re launching a pilot to expand the potential of YouTube as a support channel for women in India. “If people don’t have the support they need to use our products—from Search, to gSuite, to Google Pay, to Pixel—it may mean they can’t do their jobs, connect with the people they care about, or access vital resources,” explains Ki. “We recognize the tremendous opportunity and responsibility we have to design and build support for three billion users. It’s core to our values. It’s something we are passionate about and will continue to focus on so that we can make Google even better for our users.” GOOGLE DIVERSITY ANNUAL REPORT 2019 20

Google Assistant Google Assistant is an artificial intelligence-enabled voice search interface. Launched in 2016, it’s now available on more than one billion devices in nearly 30 languages and 80 countries. “The exciting thing about working on the Assistant is that it’s a brave new world; we have the opportunity to design it from scratch to be inclusive and safe,”, says Beth Tsai, Google Policy Lead for the Assistant. Before launch, the product team worked with Employee Resource Groups to avoid stereotypes, historical biases, offensive language, and hate speech. Black Googler Network, HOLA (Hispanic / Latinx ERG), Gayglers, Asian Googlers Network, Women@, and many others provided feedback. The team also used “adversarial testing”: during testing, they intentionally input malicious content to improve the Assistant’s ability to respond. As a result, the Assistant launched with an extremely small number of user feedback complaints. In the year following its launch, despite its use millions of times, we saw only 38 situations warranting further review. Emma Coats, Assistant Personality’s lead writer, says, “It’s super valuable when you have enough people with enough viewpoints to help us write for the diversity of audience that the Assistant actually reaches. This is what I’m most proud to have worked on.” GOOGLE DIVERSITY ANNUAL REPORT 2019 21

Community inclusion Community inclusion is the work of building strong networks that help all communities thrive both inside and outside Google. Below are several examples of how community inclusion improves outcomes for Google and our employees: Accessibility Week Accessibility is a core value at Google, and is embedded in our mission. Accessibility Week inspires employees to participate in engineering projects to improve accessibility of our products. This year, one winning project idea came from employees who are deaf or hard of hearing and wanted to explore ways to improve spontaneous communication. Dimitri Kanevsky, the Research Scientist who launched this project, uses lip-reading to participate in conversations. At dinner one evening with friends in a dark restaurant, he found it impossible to lip-read. Another guest opened Google Docs and clicked on the microphone to launch speech transcription. Dimitri was delighted with the quality of the transcription, and how it allowed him to participate in the conversation. Dimitri then worked with a team to create a prototype mobile solution using Google’s speech recognition technology. This has now evolved to become Live Transcribe, a product which makes life easier for people living with hearing loss. GOOGLE DIVERSITY ANNUAL REPORT 2019 22

Women at Google In 2018, we focused on developing, progressing, and retaining women at all stages of their careers. We launched new initiatives, including a sponsorship program that pairs high-potential women directors with VPs who provide coaching and advocacy to advance their careers. We scaled Polaris, a cohort program that supports the career development of rising women leaders. We continued our flagship Women’s Leadership Summit. In 2018, we had 500 SVPs, VPs, and directors join for two days of candid discussion on product and business vision and diversity and inclusion, and to create networking opportunities. Feedback indicates these initiatives positively impacted progression and retention for women in leadership. Our Women@Google Employee Resource Group also runs mentorship programs, community-building events, and speaker series to create visibility and inspire female role models. On International Women’s Day this year, 120 Women@Google global chapters from 52 countries engaged tens of thousands of employees to discuss career development and programs to improve our culture. Events also included giving back to local communities. For example, we hosted computer science workshops for high school girls and digital skills training for women entrepreneurs. We also shared perspectives from women leaders, including Camie Hackson (Director, Engineering), Monique Vaz Viera (Senior Software Engineer), Catherine Courage (VP, User Experience), and Sissie Hsiao (VP, Product Management). From a hiring perspective, we are committed to building connections with women in tech from their time in college through their professional careers. We conduct campus outreach at 9 women’s colleges. We also partner with Women in Computer Science chapters across 100+ universities to host 200+ events annually. These events provide women opportunities to develop their technical skills, celebrate their achievements through #IamRemarkable workshops, and offer exposure to the tech industry. We hosted 19 global Women Techmakers summits and supported more than 300 community-led meet-ups to empower 25,000 women in the tech industry. We are investing in our relationships with women of color across the tech industry and are also focused on connecting with women leaders in tech. We more than doubled our global women-focused leadership events for International Women’s Day, bringing more than 300 women leaders together across six events. We know that this work is done better in partnership with others, so we engage closely with external organizations like Anita B.Org, UN Women, Black Girls Code (who run a lab inside dedicated Google office space in NYC), National Center for Women in Technology (to GOOGLE DIVERSITY ANNUAL REPORT 2019 23

whom we gave dedicated office space in Boulder valued at $1.3M), Lesbians Who Tech, and Stanford Clayman Institute for Gender Research. These partnerships allow us to share our research, learn from others, and collaborate across industries to collectively improve the experiences for women in leadership. Google also signed the Women’s Empowerment Principles from UN Women, which was developed to help organizations advance and empower women in the workplace and beyond. These principles build on our ongoing commitment to a diverse and inclusive workplace for all, as well as support for education and economic opportunity for women globally. GOOGLE DIVERSITY ANNUAL REPORT 2019 24

Intersectionality: The State of Black Women Summit When we reviewed last year’s representation data intersectionally, in combination with employee sentiment, we saw Black+ women were not experiencing Google as positively as other groups. We decided to invite all Black+ women employees from around the world to meet at our headquarters for a State of Black Women Summit. Objectives for the event were to build community, share human stories behind the trends we saw in the data, and align on a collective agenda to accelerate change. Over 70% of Black+ women employees attended the summit, which included an honest discussion on our workforce and culture, and a meaningful Q&A session with Google’s CEO, Sundar Pichai. The result has been an ongoing conversation about the urgency of improving diversity, equity, and inclusion at senior leadership levels, and specific proposals around retention and talent development within our 2019 strategy. We are scaling the impact of the State of Black Women Summit by empowering ambassadors to run local site programs to build community for Black+ women at Google. We’re hosting a second, expanded State of Black Women Summit in 2019, and applying what we learned to create a Latina summit later this year. GOOGLE DIVERSITY ANNUAL REPORT 2019 25

Veteran hiring initiatives An estimated 250,000 U.S. service members transition out of the military every year. They have valuable skills, but it can be challenging to translate those skills into civilian terms when looking for jobs. This year we are announcing several tools and resources for transitioning military personnel, military spouses, and veterans. As we look to expand our workforce in the U.S., we have formed a team of recruiters specifically dedicated to hiring veterans to join Google. In addition, service members can now enter their military occupational specialty code (MOS, AFSC, NEC) directly into Google Search and see relevant civilian jobs. Google is providing this same technology to enable employers, job boards, and staffing agencies to integrate into their own sites. For transitioning service members who are interested in the growing field of IT support, Google.org gave a $2.5 million grant to the United Service Organizations (USO) to provide training and career guidance that will enable USO to incorporate the Google IT Support Professional Certificate into their programming. GOOGLE DIVERSITY ANNUAL REPORT 2019 26

LGBTQ-friendly businesses Google Maps and Search help small businesses connect with their local communities. But for the LGBTQ+ community, finding welcoming and friendly businesses can be challenging. At Google, we want to help celebrate the spaces and businesses that are accepting of their customers, regardless of sexual orientation or gender identity. Through Google My Business, business owners can mark their businesses as “LGBTQ-friendly” and as a “Transgender Safe Space” on their Google Maps listing to let customers know they’re always welcome. These attributes appear on a business’ Google listing on Maps and Search. To date, more than 190,000 businesses have enabled these attributes on their business listing. GOOGLE DIVERSITY ANNUAL REPORT 2019 27

Employee resource groups We are proud to support the Employee Resource Groups (ERGs) that provide additional support and community for underrepresented employees and their allies. Collectively, more than 25,000 employees actively participate as members of our 16 Employee Resource Groups. These Googler-initiated networks are passionate about promoting diversity, equity, and inclusion at Google. Here are some highlights: Black Googler Network spans 30 chapters with the aim of supporting the unique needs of the Black+ community both inside and outside of Google. Launched this year, the #YouTubeBlack Brand Summit welcomed decision-makers from top clients and agencies for an advertising inclusion investment program. Disability Alliance has 15 sub-groups for employees who care about disabilities, learning differences, special needs, or neurodiversity for themselves or a child, relative, or friend. This year, we saw a nearly 50% increase in employees engaged in Accessibility Week sessions, product demos, tech talks, discussion panels, social events, and awareness activities. Google American Indian Network brings the influence of Native and First Peoples to technology and encourages the use of technology to benefit these cultures. The group helped Google celebrate Native American Heritage Month with a Google Doodle, episode on Google’s documentary series, and a CS First program to strengthen computer science in Native classrooms. Gayglers is a global network of LGBTQ+ employees across 50 chapters that seeks to attract, recruit, and retain top LGBTQ+ talent. The group hosted over 10,000 employees, family, and friends at Pride parades around the globe including Cuba, Bucharest, and Johannesburg. GOOGLE DIVERSITY ANNUAL REPORT 2019 28

Greyglers advocate for the needs of employees and users as they age. This past year, the group hosted the TechTalk “Wisdom@ Work: The Making of a Modern Elder,” featuring entrepreneur Chip Conley. HOLA (Hispanic/Latinx Opportunities in Leadership and Advocacy) is a community of employees across 24 countries who pursue their passions with an intention of making an impact on the Latinx+ community. Members organized a service trip to Puerto Rico that provided mentoring for 100 small businesses and nonprofit organizations there. Inter Belief Network became a formal Employee Resource Group this year to promote a diversity of beliefs, compassion, and mutual respect for all people at Google and to help our products contribute to a peaceful and knowledgeable world. The five sub-groups represent different beliefs and have advised the Google Search team on religion-related product concepts such as a feature to help Muslim users find prayer times using Search. Trans@ became a formal Employee Resource Group to advocate for transgender, transsexual, genderqueer, genderfluid, agender, gender variant, intersex, non-binary, and questioning employees as well as allies. The group continued the annual Trans@ Conference for the third year in a row to discuss Trans+ inclusion in the workplace. VetNet provides a Googler support network for military veterans, service members, friends, and family in helping solve challenges in the veteran community. Members teamed up with Grow with Google to launch the Job Search for Veterans feature. Women@ is a global network of more than 15,000 members committed to advancing gender equity at Google and in our world. Among the many programs, the #IAmRemarkable empowerment workshops have accelerated the career progression of 25,000 women both inside and outside Google in 50+ countries. GOOGLE DIVERSITY ANNUAL REPORT 2019 29

What would it take? Over the past year, we accelerated progress via leadership accountability, more detailed and intersectional data, and a company-wide strategy pulling in the same direction. For example, we focused on improving representation for Black+ and Latinx+ employees following last year’s Diversity Annual Report. Our efforts paid off: the rate of increase in representation tripled for Black+, and quadrupled for Latinx+ groups. These are the greatest gains in representation for any underrepresented groups since we began reporting. But the rate of change remains incremental given our scale and growth. Despite those gains, Black+ and Latinx+ representation has only reached 3.3% and 5.7% of our workforce, respectively. We’re investing great effort, and we’re improving—but we recognize we have a long way to go. What would it take (for tech to reflect its consumer base)? The tech industry cannot meaningfully increase the diversity of its workforce simply by hiring each other’s talent. That’s what often happens, but it doesn’t grow the pool of underrepresented talent. That’s why we continue to make long-term investments in education, so that we increase pathways to tech for underrepresented groups. An example of this is Google.org’s $25 million commitment to increase Black+ and Latinx+ students’ access to computer science and artificial intelligence education across the U.S. The funding will go toward addressing the systemic barriers Black+ and Latinx+ students often face, including increasing the number of AP classes in high-poverty or high-minority schools (currently those schools have 12x fewer AP classes than their low-poverty and low-minority counterparts). This initiative will help students develop the skills and confidence they need for the future. We want to encourage a holistic response to an industry-wide challenge. This means examining whether a cross-industry approach can help. If so, what would an industry-wide diversity standard in the tech industry look like? We are committed to exploring these questions with a variety of industry stakeholders. At the same time we will deepen our efforts around our educational equity programs—for example with Tech Exchange and Code Next. GOOGLE DIVERSITY ANNUAL REPORT 2019 30

Improving pathways to tech We are building a workforce that reflects the varied backgrounds, communities, and mindsets of our users, and we focus on finding future employees who have been historically excluded from the tech industry. Before students even begin their university studies, we offer programs to expose them to computer science. Computer Science Summer Institute (CSSI) is a three-week introduction to computer science for graduating high school seniors. This course specifically targets young people from underrepresented communities in tech and has welcomed more than 1,600 students over the past 11 years. 92% of the most recent cohort identified as Black+, Latinx+, or women. Our Code Next program also focuses on cultivating the next generation of Black+ and Latinx+ tech leaders, and last year we were excited to open a new Code Next lab in Harlem. We also conduct outreach at 13 historically black colleges and universities (HBCUs) and 30 hispanic serving institutions (HSIs). This year Tech Exchange provided immersive learning for 64 students and five faculty members on the Google campus. We also offer the Google in Residence program, where Google volunteers are embedded in 13 HBCU and HSI campuses to teach a computer science curriculum. This year our internship program is on track to welcome our largest-ever cohort of students from backgrounds historically underrepresented in tech. 54.5% of interns identify as Black+ (U.S.), Latinx+ (U.S.) and/or women (globally), up from 46% just last year. A key part of this effort is engaging first- and second-year computer science students earlier in their academic careers through the Engineering Practicum internship. And for students who are not pursuing technical degrees, the Building Opportunities for Leadership and Development internship program (BOLD), has welcomed more than 1,200 interns to join Google teams like Sales, Marketing, and People Operations over the past 10 years. About 70% of these interns identify as Black+ or Latinx+. Google Sandbox connects people from underrepresented communities to career opportunities at Google. After launching in Atlanta in 2015, Sandbox has expanded to reach almost 4,000 professional participants to date and will expand to a total of 25 cities in 2019. These are just some of the investments Google makes to increase access and opportunity for those from backgrounds that have historically been excluded from the tech industry. GOOGLE DIVERSITY ANNUAL REPORT 2019 31

Conclusion Since Google’s founding 20 years ago, we’ve taken pride in being ambitious, innovative, data-driven, and relentlessly user-focused—a company that uses technology to solve complex problems for everyone. We believe in universal access to technology for all communities. Our results in diversity, equity, and inclusion don’t yet match our ambitions. And with the scale and speed of growth in the tech industry, innovative recruitment alone will never fully solve this problem. That’s why in 2019 we challenge ourselves and others to think differently so that we widen pathways to tech. Only then will we reflect our consumer base, and truly elevate our ability to build products for everyone. Danielle Brown Melonie Parker Vice President, Global Director of Diversity, Employee Engagement Equity & Inclusion GOOGLE DIVERSITY ANNUAL REPORT 2019 32

Google hiring data * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Race (Plus system categories) U.S.- Gender Global Gender Asian+ Black+ Latinx+ Native White+ Women Men Women Men American+* Overall 2014 34.9% 3.5% 5.9% 0.9% 59.3% 29.4% 70.6% 30.7% 69.3% 2015 37.4% 4.3% 6.5% 0.7% 54.9% 29.4% 70.6% 30.6% 69.4% 2016 43.0% 3.7% 5.8% 0.6% 51.1% 30.4% 69.6% 31.6% 68.4% 2017 43.8% 4.1% 6.3% 0.8% 49.7% 30.4% 69.6% 31.3% 68.7% 2018 43.9% 4.8% 6.8% 1.1% 48.5% 34.9% 65.1% 33.2% 66.8% Tech 2014 38.6% 2.0% 4.8% 0.9% 57.8% 21.8% 78.2% 20.8% 79.2% 2015 42.5% 2.5% 4.5% 0.4% 53.1% 22.7% 77.3% 22.1% 77.9% 2016 48.1% 2.2% 4.9% 0.5% 48.1% 24.4% 75.6% 23.6% 76.4% 2017 49.7% 2.6% 4.9% 0.7% 46.0% 25.4% 74.6% 24.6% 75.4% 2018 51.8% 2.8% 5.3% 0.8% 43.5% 27.3% 72.7% 25.7% 74.3% Non-Tech 2014 25.5% 7.3% 8.8% 1.0% 63.3% 48.9% 51.1% 46.0% 54.0% 2015 24.7% 9.0% 11.3% 1.5% 59.6% 45.9% 54.1% 44.2% 55.8% 2016 27.6% 8.2% 8.6% 0.9% 60.6% 48.7% 51.3% 46.8% 53.2% GOOGLE DIVERSITY ANNUAL REPORT 2019 33

Race (Plus system categories) U.S.- Gender Global Gender Asian+ Black+ Latinx+ Native White+ Women Men Women Men American+* 2017 26.2% 8.4% 10.4% 1.1% 60.4% 45.2% 54.8% 43.9% 56.1% 2018 26.3% 9.2% 10.2% 1.6% 59.3% 51.6% 48.4% 47.2% 52.8% Leadership 2014 28.0% 4.8% 2.4% 0.0% 68.3% 28.9% 71.1% 30.1% 69.9% 2015 25.3% 2.3% 3.4% 0.0% 69.0% 23.0% 77.0% 25.7% 74.3% 2016 33.1% 1.5% 2.3% 1.5% 64.6% 27.5% 72.5% 29.6% 70.4% 2017 27.7% 5.7% 4.3% 1.4% 63.1% 28.4% 71.6% 29.4% 70.6% 2018 32.7% 3.6% 5.1% 0.5% 59.7% 26.0% 74.0% 25.9% 74.1% * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 34

Google intersectional hiring data * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Women Men Asian+ Black+ Latinx+ Native White+ Asian+ Black+ Latinx+ Native White+ American+* American+* Overall 2014 11.6% 1.2% 1.9% 0.4% 16.0% 23.3% 2.3% 4.0% 0.5% 43.3% 2015 12.2% 1.6% 2.1% 0.3% 14.8% 25.2% 2.7% 4.4% 0.4% 40.1% 2016 14.2% 1.7% 1.8% 0.2% 14.1% 28.9% 2.0% 4.0% 0.4% 37.0% 2017 14.2% 1.4% 2.0% 0.2% 14.4% 29.6% 2.6% 4.3% 0.6% 35.3% 2018 15.6% 2.2% 2.7% 0.5% 16.2% 28.3% 2.6% 4.1% 0.5% 32.3% Tech 2014 10.9% 0.4% 0.9% 0.3% 10.2% 27.7% 1.6% 3.8% 0.6% 47.5% 2015 12.2% 0.6% 0.9% 0.1% 9.8% 30.3% 1.9% 3.6% 0.3% 43.3% 2016 14.2% 0.7% 1.0% 0.1% 9.5% 33.7% 1.6% 3.9% 0.4% 38.6% 2017 14.4% 0.6% 1.1% 0.1% 10.4% 35.2% 2.0% 3.8% 0.6% 35.6% 2018 15.9% 0.8% 1.4% 0.3% 10.3% 35.9% 2.0% 3.9% 0.5% 33.3% Non-Tech 2014 13.4% 3.4% 4.4% 0.6% 30.7% 12.1% 3.9% 4.4% 0.4% 32.5% 2015 12.4% 4.0% 5.0% 0.7% 27.0% 12.3% 4.9% 6.2% 0.7% 32.6% 2016 14.1% 4.6% 4.2% 0.4% 28.2% 13.4% 3.6% 4.4% 0.5% 32.3% GOOGLE DIVERSITY ANNUAL REPORT 2019 35

Women Men Asian+ Black+ Latinx+ Native White+ Asian+ Black+ Latinx+ Native White+ American+* American+* 2017 13.4% 3.9% 4.6% 0.6% 26.0% 12.8% 4.4% 5.8% 0.5% 34.4% 2018 14.8% 5.2% 5.6% 1.0% 29.2% 11.5% 4.0% 4.7% 0.6% 30.2% Leadership 2014 10.8% 3.6% 0.0% 0.0% 15.7% 18.1% 1.2% 2.4% 0.0% 51.8% 2015 4.6% 0.0% 2.3% 0.0% 16.1% 20.7% 2.3% 1.1% 0.0% 52.9% 2016 10.8% 0.8% 0.8% 0.0% 15.4% 22.3% 0.8% 1.5% 1.5% 49.2% 2017 9.9% 2.1% 0.7% 0.0% 17.0% 17.7% 3.5% 3.5% 1.4% 46.1% 2018 7.1% 0.5% 3.1% 0.5% 16.3% 25.5% 3.1% 2.0% 0.0% 43.4% * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 36

Google attrition index * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Race (Plus system categories) U.S.- Gender Global Gender Asian+ Black+ Latinx+ Native White+ Women Men Women Men American+* Overall 2017 85 122 110 97 110 90 105 94 103 2018 81 112 106 104 110 86 105 90 104 Tech 2017 84 155 120 71 115 81 107 84 105 2018 80 120 110 104 114 76 106 78 107 Non-Tech 2017 97 92 102 181 101 93 108 94 106 2018 93 96 102 116 104 95 107 92 107 * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 37

Google intersectional attrition index * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Women Men Asian+ Black+ Latinx+ Native White+ Asian+ Black+ Latinx+ Native White+ American+* American+* Overall 2017 73 90 92 100 103 92 145 117 140 112 2018 71 92 90 112 94 87 125 113 104 117 Tech 2017 65 124 118 31 102 93 160 122 89 118 2018 60 84 86 132 90 88 136 112 96 120 Non-Tech 2017 88 68 78 124 96 108 122 115 140 106 2018 95 86 86 80 95 91 107 120 191 113 * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 38

Google workforce representation * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Race (Plus system categories) U.S.- Gender Global Gender Asian+ Black+ Latinx+ Native White+ Women Men Women Men American+* Overall 2014 31.5% 2.4% 4.5% 1.0% 64.5% 29.0% 71.0% 30.6% 69.4% 2015 32.7% 2.5% 4.9% 1.0% 62.9% 29.2% 70.8% 30.6% 69.4% 2016 33.9% 2.8% 5.2% 0.8% 61.0% 29.3% 70.7% 30.6% 69.4% 2017 36.3% 2.8% 5.3% 0.8% 58.5% 29.5% 70.5% 30.8% 69.2% 2018 38.1% 3.0% 5.3% 0.8% 56.6% 29.8% 70.2% 30.9% 69.1% 2019 39.8% 3.3% 5.7% 0.8% 54.4% 31.0% 69.0% 31.6% 68.4% Tech 2014 35.1% 1.5% 3.6% 0.8% 62.3% 17.4% 82.6% 16.6% 83.4% 2015 36.4% 1.6% 4.0% 0.8% 60.6% 18.9% 81.1% 18.0% 82.0% 2016 38.1% 1.7% 4.1% 0.6% 58.7% 20.0% 80.0% 19.1% 80.9% 2017 40.6% 1.8% 4.2% 0.6% 56.1% 21.1% 78.9% 20.2% 79.8% 2018 42.8% 1.9% 4.3% 0.6% 53.6% 22.4% 77.6% 21.4% 78.6% 2019 45.1% 2.1% 4.5% 0.7% 51.1% 23.8% 76.2% 22.9% 77.1% Non-Tech 2014 24.6% 4.1% 6.3% 1.6% 68.7% 51.6% 48.4% 48.1% 51.9% 2015 24.5% 4.6% 7.0% 1.4% 67.9% 51.4% 48.6% 48.1% 51.9% GOOGLE DIVERSITY ANNUAL REPORT 2019 39

Race (Plus system categories) U.S.- Gender Global Gender Asian+ Black+ Latinx+ Native White+ Women Men Women Men American+* 2016 24.2% 5.2% 7.8% 1.4% 66.4% 51.1% 48.8% 48.1% 51.9% 2017 25.1% 5.5% 7.9% 1.2% 65.3% 50.9% 49.1% 48.4% 51.6% 2018 25.0% 5.8% 8.4% 1.1% 64.7% 50.2% 49.8% 47.8% 52.2% 2019 25.4% 6.6% 8.9% 1.2% 63.3% 50.7% 49.3% 47.9% 52.1% Leadership 2014 24.2% 1.7% 2.2% 0.6% 73.2% 20.6% 79.4% 20.8% 79.2% 2015 25.0% 2.0% 2.0% 0.9% 72.2% 23.2% 76.8% 22.9% 77.1% 2016 25.8% 1.8% 2.1% 0.7% 71.3% 24.0% 76.0% 24.2% 75.8% 2017 27.1% 2.0% 2.4% 0.8% 69.6% 24.2% 75.8% 24.5% 75.5% 2018 27.3% 2.4% 2.7% 0.8% 68.9% 25.3% 74.7% 25.5% 74.5% 2019 28.9% 2.6% 3.3% 0.7% 66.6% 26.4% 73.6% 26.1% 73.9% * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 40

Google intersectional workforce representation * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Women Men Asian+ Black+ Latinx+ Native White+ Asian+ Black+ Latinx+ Native White+ American+* American+* Overall 2014 10.0% 1.1% 1.5% 0.5% 17.6% 21.4% 1.3% 3.0% 0.6% 47.0% 2015 10.5% 1.0% 1.6% 0.4% 17.1% 22.1% 1.5% 3.3% 0.5% 45.9% 2016 11.0% 1.1% 1.7% 0.4% 16.5% 22.9% 1.7% 3.5% 0.5% 44.6% 2017 11.8% 1.2% 1.7% 0.3% 15.9% 24.4% 1.7% 3.6% 0.4% 42.8% 2018 12.5% 1.2% 1.7% 0.3% 15.5% 25.7% 1.8% 3.6% 0.5% 41.1% 2019 13.3% 1.4% 2.0% 0.3% 15.7% 26.4% 1.9% 3.8% 0.5% 38.8% Tech 2014 8.3% 0.4% 0.5% 0.2% 8.6% 26.8% 1.1% 3.0% 0.6% 53.8% 2015 9.1% 0.4% 0.7% 0.2% 9.0% 27.3% 1.3% 3.3% 0.5% 51.7% 2016 10.1% 0.4% 0.7% 0.2% 9.2% 28.0% 1.3% 3.3% 0.4% 49.5% 2017 11.2% 0.5% 0.8% 0.2% 9.3% 29.5% 1.3% 3.4% 0.4% 46.7% 2018 12.1% 0.5% 0.9% 0.2% 9.6% 30.7% 1.4% 3.4% 0.5% 44.0% 2019 13.2% 0.6% 1.0% 0.2% 9.9% 31.9% 1.5% 3.5% 0.5% 41.3% Non-Tech 2014 13.3% 2.4% 3.3% 1.0% 35.1% 11.0% 1.7% 3.0% 0.6% 33.8% 2015 13.4% 2.5% 3.6% 0.9% 34.3% 10.9% 2.1% 3.4% 0.6% 33.6% GOOGLE DIVERSITY ANNUAL REPORT 2019 41

Google intersectional workforce representation * Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards Women Men Asian+ Black+ Latinx+ Native White+ Asian+ Black+ Latinx+ Native White+ American+* American+* 2016 13.2% 2.7% 3.9% 0.8% 33.4% 10.9% 2.5% 3.9% 0.5% 33.1% 2017 13.6% 2.9% 3.8% 0.7% 32.7% 11.5% 2.5% 4.1% 0.5% 32.6% 2018 13.4% 3.1% 4.0% 0.7% 31.8% 11.7% 2.8% 4.4% 0.5% 32.9% 2019 13.7% 3.6% 4.5% 0.7% 31.3% 11.7% 3.0% 4.4% 0.5% 32.0% Leadership 2014 6.1% 1.0% 0.4% 0.1% 14.3% 18.4% 0.8% 1.8% 0.6% 58.6% 2015 7.2% 1.2% 0.5% 0.3% 15.0% 17.9% 0.8% 1.5% 0.6% 57.2% 2016 7.5% 1.0% 0.6% 0.3% 15.2% 18.4% 0.8% 1.4% 0.3% 56.2% 2017 7.2% 1.1% 0.8% 0.4% 15.7% 20.1% 0.9% 1.6% 0.4% 53.8% 2018 7.3% 1.3% 0.7% 0.4% 16.4% 20.0% 1.1% 1.9% 0.4% 52.4% 2019 8.1% 1.1% 1.3% 0.4% 16.5% 20.9% 1.5% 2.0% 0.3% 50.1% * Historical numbers may differ slightly due to rounding and corrections in in methodology year over year. GOOGLE DIVERSITY ANNUAL REPORT 2019 42

Google's workforce representation using last year's methodology

	Asian	Black	Latinx	Native American*	White	Two or More Races	Female	Male
Overall								
2014	30.0%	1.9%	2.9%	0.3%	61.3%	3.6%	30.6%	69.4%
2015	31.1%	2.0%	3.2%	0.3%	59.7%	3.7%	30.6%	69.4%
2016	32.4%	2.3%	3.5%	0.3%	58.0%	3.5%	30.6%	69.4%
2017	34.7%	2.4%	3.5%	0.3%	55.5%	3.6%	30.8%	69.2%
2018	36.3%	2.5%	3.6%	0.3%	53.1%	4.2%	30.9%	69.1%
2019	37.7%	2.7%	3.8%	0.3%	50.6%	4.8%	31.6%	68.4%
Tech								
2014	33.8%	1.1%	2.2%	0.2%	59.6%	3.0%	16.6%	83.4%
2015	35.1%	1.2%	2.5%	0.2%	57.8%	3.1%	18.0%	82.0%
2016	36.7%	1.4%	2.7%	0.2%	56.0%	3.0%	19.1%	80.9%
2017	39.2%	1.4%	2.8%	0.2%	53.2%	3.1%	20.2%	79.8%
2018	41.1%	1.5%	2.8%	0.2%	50.7%	3.6%	21.4%	78.6%
2019	43.1%	1.7%	2.9%	0.2%	47.8%	4.3%	22.9%	77.1%
Non-Tech								
2014	22.5%	3.4%	4.2%	0.6%	64.5%	4.9%	48.1%	51.9%
2015	22.5%	3.8%	4.7%	0.5%	63.7%	4.9%	48.1%	51.9%
2016	22.3%	4.4%	5.4%	0.5%	62.6%	4.7%	48.1%	51.9%
2017	23.2%	4.8%	5.5%	0.5%	61.3%	4.8%	48.4%	51.6%
2018	22.9%	5.0%	5.8%	0.4%	60.0%	5.8%	47.8%	52.2%
2019	23.2%	5.5%	6.1%	0.4%	58.3%	6.5%	47.9%	52.1%

GOOGLE DIVERSITY ANNUAL REPORT 2019 43

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

	Asian	Black	Latinx	Native American*	White	Two or More Races	Female	Male
Leadership								
2014	23.4%	1.5%	1.6%	0.3%	71.6%	1.6%	20.8%	79.2%
2015	24.2%	1.7%	1.4%	0.4%	70.5%	1.9%	22.9%	77.1%
2016	24.8%	1.6%	1.6%	0.3%	70.0%	1.7%	24.2%	75.8%
2017	26.4%	1.5%	1.7%	0.3%	68.0%	2.0%	24.5%	75.5%
2018	26.3%	2.0%	1.8%	0.4%	66.9%	2.7%	25.5%	74.5%
2019	27.7%	2.2%	2.4%	0.2%	64.2%	3.3%	26.1%	73.9%

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.

GOOGLE DIVERSITY ANNUAL REPORT 2019 44

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

Google's hiring data using last year's methodology

	Asian	Black	Latinx	Native American*	White	Two or More Races	Female	Male
Overall								
2014	33.0%	2.8%	3.9%	0.3%	55.7%	4.2%	30.7%	69.3%
2015	35.8%	3.7%	4.5%	0.4%	51.9%	3.7%	30.6%	69.4%
2016	41.2%	3.2%	3.8%	0.2%	47.3%	4.4%	31.4%	68.6%
2017	41.0%	3.2%	4.2%	0.3%	45.2%	6.0%	31.2%	68.8%
2018	41.3%	3.8%	4.5%	0.3%	44.0%	6.2%	33.3%	66.7%
Tech								
2014	36.7%	1.6%	3.1%	0.3%	54.4%	3.8%	20.8%	79.2%
2015	41.1%	2.1%	3.0%	0.2%	50.7%	2.9%	22.1%	77.9%
2016	46.2%	1.9%	3.2%	0.2%	44.7%	3.9%	23.5%	76.5%
2017	47.1%	2.0%	3.2%	0.3%	42.2%	5.3%	24.5%	75.5%
2018	49.0%	2.2%	3.4%	0.2%	39.5%	5.7%	25.7%	74.3%
Non-tech								
2014	23.4%	6.0%	5.9%	0.4%	59.0%	5.3%	46.0%	54.0%
2015	22.4%	7.7%	8.3%	0.7%	55.2%	5.6%	44.1%	55.9%
2016	25.4%	7.2%	5.7%	0.2%	55.6%	5.9%	46.8%	53.2%
2017	23.4%	6.9%	7.2%	0.2%	53.9%	8.3%	43.9%	56.1%
2018	24.1%	7.5%	7.0%	0.4%	53.9%	7.1%	47.2%	52.8%

GOOGLE DIVERSITY ANNUAL REPORT 2019 45

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

	Asian	Black	Latinx	Native American*	White	Two or More Races	Female	Male
Leadership								
2014	26.5%	4.8%	1.2%	0.0%	63.9%	3.6%	29.9%	70.1%
2015	25.3%	2.3%	3.4%	0.0%	69.0%	0.0%	25.7%	74.3%
2016	30.8%	1.5%	1.5%	0.8%	61.7%	3.8%	29.4%	70.6%
2017	25.0%	5.4%	2.7%	1.4%	58.8%	6.8%	29.4%	70.6%
2018	29.9%	3.3%	4.3%	0.0%	54.5%	8.1%	25.9%	74.1%

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.

Google's attrition index using last year's methodology

	Asian	Black	Latinx	Native American*	White	Two or More Races	Female	Male
Overall								
2017	83	127	115	90	108	108	94	103
2018	81	113	110	140	110	88	90	104
Tech								
2017	82	164	109	73	113	131	84	105
2018	80	126	112	144	114	96	78	107
Non-Tech								
2017	99	99	140	168	103	75	94	106
2018	89	96	100	129	93	70	92	107

* Historical numbers may differ slightly due to rounding and corrections in in methodology year over year.

GOOGLE DIVERSITY ANNUAL REPORT 2019 46

* Native American includes Native Americans, Alaska Natives, Native Hawaiian and Other Pacific Islanders as categorized by U.S. government reporting standards

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